                                                                    EXHIBIT 11.1

                    PACIFIC REHABILITATION & SPORTS MEDICINE, INC.
                          COMPUTATION OF PER SHARE EARNINGS

                                                               Year Ended December 31,
                                          -------------------------------------------------------------------
                                                     1995
                                          ---------------------------
                                                               Fully
                                          Primary             Diluted             1994                1993
                                          -------             -------          ----------         -----------
Net income as reported                 $1,593,000          $1,593,000          $2,126,000          $1,047,000
Reduction in interest as
a result of conversion of
convertible notes payable,
net of tax                                 15,000             117,000              23,000                  --
                                       ----------          ----------          ----------          ----------
Net income                             $1,608,000          $1,710,000          $2,149,000          $1,047,000
                                       ----------          ----------          ----------          ----------
                                       ----------          ----------          ----------          ----------
Earnings per share (1)                       $.20                $.20                $.35                $.26
                                       ----------          ----------          ----------          ----------
                                       ----------          ----------          ----------          ----------
Weighted average shares outstanding:
Common Stock                            7,669,000           7,669,000           6,000,000           3,702,000

Dilutive stock options and warrants,
using the treasury stock method           225,000             259,000              87,000             294,000

Conversion of convertible notes payable    79,000             441,000              28,000                  --
                                       ----------          ----------          ----------          ----------
Shares used in calculations (2)         7,973,000           8,369,000           6,115,000           3,996,000
                                       ----------          ----------          ----------          ----------
                                       ----------          ----------          ----------          ----------

(1) Fully diluted earnings per share is not disclosed on the consolidated statements of earnings as it is not more than three percent different from primary earnings per share.

(2) The number of shares used in calculations for primary and fully diluted earnings per share for 1994 and 1993 are the same.